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Exhibit (d)(1)(ii)

May 1, 2020

Voya Government Money Market Portfolio

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2020, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Government Money Market Portfolio (the "Agreement"), with respect to Voya Government Money Market Portfolio (the "Portfolio"), a series of Voya Government Money Market Portfolio. By this letter, we agree to waive that fee for the period from May 1, 2020 through May 1, 2021.

We will waive 0.045% on the first $5 billion of assets and 0.070% on assets in excess of $5 billion of the management fee payable to us for the Portfolio, as reflected in the schedule set forth below.

Series	Management Fee Waiver
(as a percentage of average daily net assets)
Voya Government Money	0.045% on first $5 billion;
Market Portfolio	0.070% on assets in excess of $5 billion

Voya Investments, LLC acknowledges that any fees waived during the term of this

Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Government Money Market Portfolio.

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May 1, 2020

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic______________

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted:

Voya Government Money Market Portfolio (on behalf of the Portfolio)

By: /s/ Kimberly A. Anderson_____________

Kimberly A. Anderson

Senior Vice President